UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2020

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Resolute Forest Products Inc.

111 Robert-Bourassa Blvd., Suite 5000

Montreal, Quebec, Canada H3C 2M1

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.001 per share	RFP	New York Stock Exchange
Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resolute Forest Products Inc. (the “Company”) announced on November 5, 2020 that Yves Laflamme will be stepping down and retiring, from the offices of president and chief executive officer and from the board of directors, effective March 1, 2021. The board of directors has selected and appointed Rémi Lalonde as the Company’s next president and chief executive officer, effective on the same date. Rémi Lalonde, 44, currently serves as senior vice president and chief financial officer. Upon becoming president and CEO, Mr. Lalonde will be appointed to the Company’s board of directors.

Mr. Lalonde, 44, joined the Company 11 years ago, rising through a series of successive roles in corporate, manufacturing and senior leadership. He has been serving as the Company’s senior vice president and chief financial officer since November 2018, after serving briefly as vice president for strategy, M&A, business development and procurement. He initially joined the Company as senior counsel, securities in 2009, and took on the additional role of vice president, investor relations in 2011. In 2014, Mr. Lalonde was appointed vice president and treasurer, before moving into operations in Thunder Bay in early 2016. He began his legal career at the law firm Sullivan & Cromwell LLP in New York City where he worked for over six years as an associate in the financial institutions and corporate & finance groups. He graduated with a bachelor of laws from the University of Ottawa and a bachelor of applied sciences in civil engineering from the University of Ottawa. Mr. Lalonde has led a number of important mandates for the Company, and has represented the Company in major negotiations with governments, private counterparties, unions and stakeholders. He is admitted to practice law in New York and Ontario.

Outline of terms for Mr. Lalonde

The Company has come to an agreement with Mr. Lalonde on the principal terms of his compensation arrangement, which will be reflected in an employment agreement and are summarized below.

Annual compensation. Mr. Lalonde’s annual base salary will be $825,000 to be paid in mixed U.S. and Canadian currency as determined by the compensation committee of the board of directors. He is eligible to participate in the Company’s Short-Term Incentive Plan, pursuant to which he is eligible to receive an annual incentive award of up to 150% of his annual base salary, based on performance targets established by the board of directors. In 2021, the target level for Mr. Lalonde will be 100% of his annual base salary.

Long-term incentive compensation. Mr. Lalonde is also eligible to participate in the Resolute Forest Products Equity Incentive Plan, or the “LTIP”, as determined in the board of directors’ discretion from time to time. As part of the regular LTIP grant for executives expected in the fourth quarter 2020, it is expected that Mr. Lalonde will be awarded an initial equity grant in line with his promotion to president and chief executive officer, which is an award equivalent to 225% of his future annual base salary.

Retirement. Mr. Lalonde is eligible to participate in the Company’s registered defined contribution plan and the DC Make-Up Program.

Severance. Mr. Lalonde will be provided severance protection. In the event of involuntary termination other than for “cause” or disability, he will be eligible to receive, among others, a lump sum payment equal to two times “eligible pay” (“eligible pay” is expected to be defined as the sum of annual base salary plus the lesser of (i) the average of the two last incentive awards paid under a regular cash incentive plan or program and (ii) 125% of his target incentive for the year of the termination).

Change in control. The employment agreement is expected to provide that in the event of involuntary termination (other than for “cause” or “disability”) or departure for “good reason”, in each case, occurring after a “change in control”, Mr. Lalonde will be entitled to receive 2.5 times (i) his annual base salary, and (ii) an amount equivalent to an average incentive award subject to certain conditions. “Cause,” “disability,” “good reason” and “change in control”, as well as other benefit entitlement in the event of a change in control, are to be defined in the agreement.

Miscellaneous. Mr. Lalonde will receive an annual allowance of C$50,000 to cover perquisites such as club memberships, tax and financial advice, and will be entitled to five weeks vacation per year.

Mr. Lalonde will continue to be indemnified pursuant to an indemnification agreement between the Company and Mr. Lalonde entered into as of November 16, 2018, the Company’s indemnification policy, charter, by-laws and director and any officer liability insurance policies maintained by the Company.

Summary of terms for Mr. Laflamme

Mr. Laflamme will step down from his position as president and chief executive officer and from the board of directors of the Company (and any of its subsidiaries and affiliates, as applicable), effective as of March 1, 2021.

Mr. Laflamme will be entitled to receive severance and other benefits pursuant to section 5.8(c) of his previously filed employment agreement. He will also be entitled to full vesting of equity awards and will remain eligible for a prorated incentive award under the 2021 Short-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: November 10, 2020	By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Senior Vice President and Chief Legal Officer